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                                                                    Exhibit 23.1





                          CONSENT OF INDEPENDENT AUDITORS




CIBER, INC.
THE PLAN ADMINISTRATOR
CIBER, INC. SAVINGS 401(k) PLAN:


We consent to incorporation by reference in the registration statement of Form S-8 (No. 33-81320-3) of CIBER, Inc. of our report dated June 5, 1998, relating to the statements of net assets available for benefits of the CIBER, Inc. Savings 401(k) Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 1997 Annual Report on Form 11-K of the CIBER, Inc. Savings 401(k) Plan.



                              KPMG PEAT MARWICK LLP


Denver, Colorado
June 24, 1998